Exhibit 4.2

THE LOAN EVIDENCED BY THIS NOTE HAS BEEN ISSUED WITH AN ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF SUCH ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS LOAN MAY BE OBTAINED BY WRITING TO ADMINISTRATIVE AGENT.

[FORM OF] PROMISSORY NOTE

$[PRINCIPAL AMOUNT]	January 24, 2023

FOR VALUE RECEIVED, each of the undersigned (hereinafter, together with their respective successors and assigns, the “Borrowers”), hereby, jointly and severally, irrevocably and unconditionally promise to pay to the order of CHICAGO ATLANTIC CREDIT COMPANY, LLC (hereinafter, together with its successors and assigns, “Holder”), at the office of Holder, in immediately available funds, the principal sum of [ ] ($[ ]) of United States funds, or, if less, so much thereof as may from time to time be advanced as Loans by Holder to Borrowers under the Loan Agreement (as defined below), plus interest as hereinafter provided.
This Promissory Note (this “Note”) is one of the Notes referred to in that certain Loan and Security Agreement, dated January 24, 2023, among Borrowers, the other Obligors from time to time party thereto, the Lenders party thereto from time to time and Chicago Atlantic Admin, LLC, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement).
All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date, or such earlier date as the Loans shall be due and payable in full, whether by acceleration or otherwise, pursuant to the Loan Agreement. Each Borrower also shall repay the principal outstanding hereunder from time to time as provided in the Loan Agreement. Prepayment of the principal amount of the Loans may be made only as provided in the Loan Agreement.
Each Borrower hereby promises to pay interest on the unpaid principal amount hereof as provided in Section 2 of the Loan Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). The Obligations shall bear interest payable at the Interest Rate or the Default Rate, as the case may be, in the manner and at the times provided in the Loan Agreement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, Holder shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
All parties now or hereafter liable with respect to this Note, whether either Borrower, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.
No delay or omission on the part of Holder or any other holder hereof in exercising its rights under this Note, or delay or omission on the part of Holder, Administrative Agent or the other Secured Creditors, or any of them, or any other Holder in exercising its or their rights under the Loan Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Holder or any other holder hereof, nor shall any waiver by Holder, Administrative Agent or the other Secured Creditors, or any of them, or any other holder hereof of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.
Each Borrower hereby promises to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, should this Note be collected by or through an attorney-at-law or under advice therefrom.
Time is of the essence in this Note.
This Note evidences the Holder’s portion of the Loans under, and is entitled to the benefits and subject to the terms of, the Loan Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Loans.
This Note shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, a duly authorized officer of each Borrower has duly executed this Note under seal as of the day and year first above written.

[BORROWERS] By: Name: Title: